                                                                     EXHIBIT 2.2

                             WEBMILESTONES.COM, LLC
                               PURCHASE AGREEMENT

         THIS AGREEMENT, dated as of the 5th day of July, 2000, by and among WebMilestones.com, LLC, a limited liability company organized under the laws of the District of Colombia (the "Company"), E2Enet, Inc., a corporation organized under the laws of the State of Delaware, ("E2E") and Charles D. Weir, an individual residing in the State of Maryland ("Weir") (collectively sometimes referred to as "Investors") and Michael Putzel, an individual residing in the District of Columbia ("Founder").

                                R E C I T A L S:

         A. The Company is the successor in interest to Milestones, Inc., a corporation organized under the laws of the Commonwealth of Virginia, through a merger which was effective in the District of Columbia on the 16th day of May, 2000.

         B. The currently issued and outstanding Membership Units of the Company are as follows: Michael Putzel - 8,225 ("Putzel"), Michael P. Bentzen - 300, Brian P. Bentzen - 300, Alan J. Sorkin - 150, Stuart H Sorkin - 150, and WebWorld Studios, Inc., a corporation organized under the laws of the Commonwealth of Virginia - 600 (collectively with Putzel, "Founding Members").

         C. E2E desires to purchase from the Company and the Company desires to sell to E2E 8,225 Membership Units in the Company for an aggregate purchase price of $100,000.

         D. Weir desires to purchase from the Company and the Company desires to sell to Weir 2,050 Membership Units in the Company for an aggregate purchase price of $25,000.


         E. Founder is a party hereto with regard to certain covenants pertaining to the voting of Membership Units and otherwise as may be provided herein.

         NOW, THEREFORE, the parties agree as follows:

         1.       Purchase and Sale of Membership Units.

         1.1 E2E Sale and Purchase. At the Closing, E2E shall purchase from the Company and the Company shall sell to E2E, 8,225 Membership Units in the Company ("E2E Membership Units") for an aggregate purchase price of $100,000 (the "E2E Purchase Price") and subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein.


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         1.2      Weir Sale and Purchase. At the Closing, Weir shall purchase from the Company and the Company shall sell to Weir, 2,050 Membership Units in the Company ("Weir Membership Units") for an aggregate purchase price of $25,000 (the "Weir Purchase Price") and subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein.

         1.3 Closing. The sale and purchase of the respective Membership Units shall take place on the date hereof at the offices of E2E in Washington, DC (which date and place are designated as the "Closing").

         1.4 Deliveries at Closing. At the Closing, the parties, respectively, shall make the following and simultaneous deliveries:

                  1.4.1    E2E Purchase.

                           A. The Company shall deliver to E2E: (i) a certificate or certificates representing the E2E Membership Units duly executed on behalf of the Company, (ii) the Company's Operating Agreement in the form of EXHIBIT A hereto, duly executed on behalf of the Company, the Founding Members and Weir, (iii) an opinion of Hughes & Bentzen, PLLC, the Company's legal counsel; (iv) an employment agreement duly executed by the Founder in the form of EXHIBIT B attached hereto, and (v) the Registration Rights Agreement in the form of EXHIBIT C attached hereto duly executed by the Company.

                           B. E2E shall deliver to the Company, as the purchase price for the E2E Membership Units and a partial loan payment, the promissory notes of Milestones, Inc., dated April 10, 2000 in the amount of $50,000 and the Company's promissory note dated June 2, 2000 in the amount of $50,000 each payable to the order of E2E marked "canceled." In addition, E2E shall deliver to the Company the Company's Operating Agreement duly executed on behalf of E2E.

                  1.4.2    Weir Purchase.

                           A. The Company shall deliver to Weir: (i) a certificate or certificates representing the Weir Membership Units duly executed on behalf of the Company, (ii) the Company's Operating Agreement in the form of EXHIBIT A hereto, duly executed on behalf of the Company, the Founding Members and E2E, (iii) an opinion of Hughes & Bentzen, PLLC, the Company's legal counsel; (iv) an employment agreement duly executed by the Founder in the form of EXHIBIT B attached


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                                    hereto, and (v) the Registration Rights
                                    Agreement in the form of EXHIBIT C attached hereto duly executed by the Company.

                           B .Weir shall deliver to the Company, as the purchase price for the Weir Membership Units, the promissory note of Milestones, Inc., dated April 10, 2000 in the amount of $25,000 payable to the order of Weir marked "canceled." In addition, Weir shall deliver to the Company the Company's Operating Agreement duly executed on behalf of Weir.

                  1.4.3    E2E Loan.

                           A. The Company shall deliver to E2E a duly executed promissory note of the Company in the principal amount of $300,000 bearing interest at a rate per annum from and including the date of issuance with respect to the note equal to the interest rate published in The Wall Street Journal from time to time as the "prime rate" (the "E2E Note").

                           B. E2E shall deliver to the Company: (i) the Company's promissory note dated June 21, 2000 in the amount of $50,000 marked "cancelled" and (ii) by wire transfer of immediately available funds to an account designated in writing by the Company the sum of $250,000.

                  1.4.4    Weir Loan.

                           C. The Company shall deliver to Weir a duly executed promissory note of the Company in the principal amount of $75,000 bearing interest at a rate per annum from and including the date of issuance with respect to the note equal to the interest rate published in The Wall Street Journal from time to time as the "prime rate" (the "Weir Note" and, together with the E2E Note the "Notes").

                           D. Weir shall deliver to the Company by wire transfer of immediately available funds to an account designated in writing by the Company the sum of $75,000.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to E2E and Weir as follows:

         2.1 Organization. The Company is a limited liability company duly organized and validly existing under the laws of the District of Columbia. The Company has all requisite power and authority to carry on its business as currently conducted, other


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                  than such failures that would not reasonably be expected to have a material adverse impact on the Company's business, assets, results of operations, properties or condition (financial or otherwise) (a "Material Adverse Effect"). The Company is duly qualified to transact business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. The copies of the Company's Certificate of Formation and Operating Agreement which were furnished to E2E and Weir by the Company reflect all amendments made thereto at any time prior to Closing.

         2.2 Capitalization. Immediately prior to Closing, the outstanding equity of the Company will consist of 9,725 Membership Units. As of the Closing, there shall be no warrants outstanding to acquire Membership Units of the Company nor any options or other rights to acquire any such Membership Units except as provided in this Agreement and the attachments hereto. Assuming the accuracy of the representations of E2E and Weir contained herein, all outstanding equity interests in the Company have been issued in compliance with state and federal securities laws. The Company is not now obligated and is not subject to any future obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Membership Units of the Company.

         2.3 Subsidiaries. As of the Closing, the Company shall have no subsidiaries and shall not own or control, directly or indirectly, any corporation, association or other business entity; nor shall it be a participant in any joint venture, partnership or similar arrangement.

         2.4 Authorization. As of the Closing, all actions on the part of the Company, its officers, managers and Founders necessary for the authorization, execution and delivery of this Agreement, the Operating Agreement the Notes and any other documents delivered by the Company pursuant to this Agreement (collectively the "Transaction Documents") and the performance of all obligations of the Company under the Transaction Documents shall have been taken, and the Transaction Documents, assuming due execution by E2E and Weir, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect generally relating to or affecting creditor's rights.

         2.5 Valid Issuance of Membership Units. The E2E Membership Units and the Weir Membership Units, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, shall be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer directly or indirectly created by the Company other than restrictions on transfer


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                  under this Agreement and the Operating Agreement and under applicable state and federal securities laws.

         2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the E2E Membership Units and the Weir Membership Units.

         2.7 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Company's knowledge, threatened before any court, administrative agency or other governmental body against the Company which questions the validity of Transaction Documents or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to have a Material Adverse Effect on the Company. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would reasonably be expected to have a Material Adverse Effect on the Company.

         2.8 Employees. The Company is not a party to or bound by any current employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement or arrangement with any collective bargaining agent excepting the employment agreement by and between the Company and Michael Putzel which has been executed as of the Closing.

         2.9 Intellectual Property. The Company has sufficient title to and ownership of, or other rights to use, all trade secrets, copyrights, information, proprietary rights, trademarks, service marks and trade names in each case necessary for its business as now conducted without any conflict with or infringement of the rights of others, except where such failures or conflicts would not reasonably be expected to have a Material Adverse Effect. Except for license agreements entered into in the ordinary course of business or otherwise as set forth on Schedule 2.9 hereto, there are no material outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any material options, licenses or agreements of any kind with respect to the trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any written or oral communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or


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

                  entity, except for such violations as would not reasonably be expected to have a Material Adverse Effect.

         2.10 Compliance with Other Instruments. The Company is not in violation or default of any provision of its Articles of Formation or the Operating Agreement, each as in effect immediately prior to the Closing. The Company is not in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would reasonably be expected to have a Material Adverse Effect. The Company is not in violation or default in any material respect of any provision of any federal, state or local statute, rule or governmental regulation. The execution, delivery and performance of the Transaction Documents and the issuance and sale of the Membership Units hereunder will not result in any violations, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any of the foregoing provisions, require any consent or waiver under any of the foregoing provisions or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

         2.11 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

         2.12 Environmental and Safety Laws. The Company is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety.

         2.13 Registration Rights. The Company has not granted or agreed to grant any registration rights, including piggyback rights to any person or entity except as set forth herein.

         2.14 Title to Property and Assets. The Company has good and marketable title to all of the properties and assets owned by it, free and clear of all mortgages, liens and encumbrances, except liens for current taxes and assessments not yet due and payable, minor liens and encumbrances which do not, in any case, materially detract from the value of the property subject thereto or materially impair the operations of the Company. With respect to the property and assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of all liens, claims or encumbrances, except such which would not materially impair the operations of the Company. The Company's properties and assets are in good condition and repair for the purposes for which they are currently used, ordinary wear and tear excepted.


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         2.15     Financial Statements. The Company has delivered to E2E and to
                  Weir (a) an unaudited statement of financial position and statement of operations of the Company as and for the fiscal year ended December 31, 1999, and (b) an unaudited consolidated statement of financial position and statement of operations for the Company as of and for the period ended March 31, 2000 (the "Financial Statements"). The Financial Statements fairly present, in all material respects, the financial position and results of operations of the Company as of the dates and for the periods indicated, subject in the case of the March 31, 2000 Financial Statements, to normal year-end adjustments. Except as set forth on SCHEDULE 2.15, the Company has no liabilities or obligations which are reflected or reserved against in the December 31, 1999 statement of financial position (the "Company Balance Sheet") which would be required to be reflected thereon if prepared as of the date hereof in accordance with U.S. generally accepted accounting principles, except for liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business or which are not material.


         2.16     Agreements; Actions.

                  A. Except for agreements described herein and in the Operating Agreement and the employment agreements and other agreements set forth on SCHEDULE 2.16A hereto, there are no agreements, understandings or proposed transactions between the Company and any of its officers, managers, consultants, Members or affiliates, including affiliates of Members.

                  B. Except as reflected in the Financial Statements, in this Agreement or as set forth on SCHEDULE 2.16C, since January 1, 2000, the Company has not incurred indebtedness for money borrowed in excess of $5,000 individually or $10,000 in the aggregate or sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of licensee agreements in the ordinary course of business.

         2.17 Tax Returns. The Company (a) is characterized as a partnership for United States federal income tax purposes and (b) has prepared and filed all Unites States federal, state and local income tax returns required to be filed by it. No deficiency assessment or proposed adjustment by any taxing authority to the Company's federal, state or local income taxes is pending.

         2.18 No Implied Representations. Except as expressly set forth herein or in the Operating Agreement, the Company makes no representations or warranties of any kind whatsoever to E2E and/or to Weir.


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         2.19     Brokers or Finders. The Company has agreed to pay a 2.5%
                  finder's fee to Michael Bentzen and a 2.5% finder's fee to Sagel & Associates on the aggregate amount of the E2E purchase and loan as stated herein and a 5% finder's fee to Michael Bentzen on the aggregate amount of the Weir purchase and loan as stated herein. The Company had an agreement with Corporate Investment Partners, Incorporated ("CIP"), dated October 27, 1999 under which it was obligated to pay a "success fee" in regard to capital funding of the Company whether or not procured by CIP which agreement terminated according to its terms on May 8, 2000. Under the said agreement between the Company and CIP, CIP is entitled to a fee if a source introduced by CIP should provide material capital financing to the Company in the future. Except as described in this subparagraph, the Company has not entered into any other agreement, arrangement or understanding with any person that will result in the obligation of the Company or of the Investors to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. The Company shall pay and shall hold E2E and Weir harmless from and against any liability, loss or expense (including without limitation, attorney's fees and costs of defense) arising in connection with any claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated herein based on any arrangement or agreement binding upon the Company.

         2.20 Business Plan. The Business Plan, as revised on June 15, 2000, delivered to E2E and Weir by the Company was prepared in good faith by the Company and does not contain any untrue statement of a material fact, nor does it omit to state a material fact necessary to make the statements therein not misleading, except that with respect to assumptions, projections and expressions of opinion or predictions contained in the Business Plan, the Company represents only that such assumptions, projections, expressions of opinion or predictions were made in good faith and that the Company believes there is a reasonable basis therefor.

         2.21 Preemptive Rights. E2E and Weir shall have (i) the right to approve the sale of any existing or additional membership units to third party investors, (ii) the right to purchase up to 100% of any Membership Units offered to third party investors, and (iii) the right to participate ratably in the sale of Membership Units by any party other than the Company to third party investors. Except as provided in this subparagraph, there are no statutory or contractual preemptive right or rights of first refusal with respect to the issuance of the Membership Units of the Company.

         3. Representations and Warranties of E2E and Weir. E2E and Weir hereby severally represent and warrant that:

         3.1 Experience. It/he is experienced in evaluating companies such as the Company, is able to fend for itself/himself in transactions such as contemplated by this


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

                  Agreement, has such knowledge and experience in financial and business matters that it/he is capable of evaluating the merits and risks of the prospective investment in the Company and has the ability to bear the economic risks of the investment.

         3.2 Investment. It/he is acquiring the Membership Units in the Company for investment for its/his own account and not with the view to, or for resale in connection with, any distribution thereof, it/he understands that the Membership Units have not been registered under the Securities Act of 1933, as amended, or the District of Columbia securities laws, by reasons of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bone fide nature of the investment intent as expressed herein. It/he further represents that it/he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person or party with respect to any of the Membership Units. It/he understands and acknowledges that the offering of Membership Units pursuant to this Agreement will not be registered under the Securities Act nor under any state securities laws on the ground that the sales provided for in the Agreement and the issuance of the securities hereunder are exempt from registration requirements of the Securities Act and any applicable state securities laws.

         3.3 Rule 144. It/he acknowledges that the Membership Units must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available and the transfer thereof is otherwise permitted under the Operating Agreement. He/it is aware of the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions. It/he covenants that, in the absence of an effective registration statement covering the Membership Units in question, he/it will sell, transfer, distribute or otherwise dispose of (collectively "Transfer") the Membership Units only in a manner consistent with its representations and covenants set forth in this Section 3 and will transfer Membership Units on the books of the Company only to the extent not inconsistent therewith.

         3.4 No Public Market. It/he understands that no public market now exists for the Membership Units and that there may never be a public market for the Membership Units.

         3.5 Access to Data. It/he has received and reviewed information about the Company and has had an opportunity to discuss the Company's business, management and financial affairs with its management and to review the Company's facilities. It/he understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company's business and prospects which the Company believes to be material, but were not necessarily a


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

                  thorough or exhaustive description, and except as expressly set forth in this Agreement (including Section 2.20), the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other that the Company. Some of the information includes projections as to the future performance of the Company, which projections may not be realized, are based on assumptions which may not be correct and are subject to numerous factors beyond the Company's control.

         3.6 Authorization. As of Closing, all action on the part of it/he necessary for the authorization, execution and delivery of this Agreement and the Operating Agreement and the performance of the obligations of E2E and/or Weir hereunder and thereunder shall have been taken, and this Agreement and the Operating Agreement, assuming due execution by the parties hereto and thereto, constitute valid and legally binding obligations of E2E and/or Weir, enforceable in accordance with their respective terms, subject to (i) judicial relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

         3.7 Compliance with Other Instruments. E2E is not in violation or default under any provisions of its certificate of incorporation or other organizational documents, as applicable, each as in effect immediately prior to the Closing, except for such failures as would not be reasonably expected to materially adversely affect the ability of E2E to perform its obligations under the Agreement (a "Buyer Material Adverse Effect"). Neither E2E nor Weir is in violation or default of any provision of any material instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it/he is a party or by which it/he or any of its/his properties or assets are bound which would reasonably be expected to have a Buyer Material Adverse Effect. To the best of its/his knowledge, neither E2E nor Weir is in violation or default of any provision of any federal, state or local statute, rule or governmental regulation which would reasonably be expected to have a Buyer Material Adverse Effect. The execution, delivery and performance of and compliance with the Agreement and the Operating Agreement will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of E2E and/or Weir pursuant to such provision.

         3.8 Accredited Investor. Each of E2E and Weir represents and warrants that it/he is an "accredited investor" as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

         4.       Covenants.

         4.1 Confidentiality. The Company, E2E and Weir, and their respective officers, directors, partners, agents and affiliates, agree to keep the terms and conditions of this Agreement and the transactions contemplated hereby confidential and agree not to disclose to any party not a party to this Agreement or the Operating Agreement any of the terms hereof, except as may be required by applicable law.

         4.2 Business Development. The Company, E2E and Weir agree to act in good faith and to use their reasonable best efforts in developing the business of the Company. E2E and Weir shall assist the Company in developing business plans and strategies for the Company's business operations and provide the Company with advice regarding the execution of these business plans and strategies.


         4.3      Restrictions on Transfer.

                  A. Prior to an initial public offering, if any, of the Company or a successor entity, E2E and Weir shall not, directly or indirectly, transfer any Membership Units, or any rights with respect thereto, except as permitted by the Operating Agreement.

                  B. E2E and Weir acknowledge and agree that any certificates representing the Membership Units or other equity securities or common stock described in this paragraph may contain an appropriate legend reflecting the limitations described in this paragraph and that the Company, or its transfer agent, may enter in the stock transfer books an appropriate stop-transfer order reflecting these provisions.

         4.4 Preemptive Rights of E2E and Weir. Founder, E2E, Weir and the Company agree that E2E and Weir each shall have a preemptive right to purchase their pro rata amount of any membership units or equity securities which may be offered by the Company after the date of this Agreement. In the event of any such proposed offering of membership units or equity securities by the Company, the Company shall give each of E2E and Weir notice of the proposed issuance and a written offer containing the terms of sale/purchase related thereto and E2E and Weir shall have thirty (30) days in which to purchase all or a portion of such membership units or equity securities. In the event that E2E and/or Weir shall not exercise its/his/their right to purchase with regard to some or all of such membership units or equity securities, the Company may sell said securities to third parties upon terms which shall be at least as favorable to the Company as stated in its written offer to E2E and Weir within a period of ninety (90) days following the election of E2E and/or Weir not to purchase said securities. The foregoing notwithstanding, E2E's and Weir's said preemptive rights shall not apply to membership units offered to employees of the Company as incentive compensation or to membership units offered to service providers to the Company in consideration of reduction in their usual and customary fees for services provided. The agreements between the Company and its service providers are as described in SCHEDULE 4.4.

         4.5 Voting of Membership Units. Founder, E2E and Weir agree that they shall vote their Membership Units in the Company so as to cause the election of Managers of the Company, in accordance with the Operating Agreement, as follows: Founder shall designate three (3) Managers and E2E shall designate four (4) Managers (one of whom shall be Weir so long as Weir owns at least 5% of the outstanding Membership Units of the Company and one of whom initially shall be Lee Rust). Founder's initial designees shall be Michael P. Bentzen, Ford Rowan and Founder. The parties agree that they shall vote their respective Membership Units for the election of the persons designated pursuant to this paragraph, the Operating Agreement and any other agreement between the parties hereto.

         4.6 Financial Statements. The Company shall deliver to its members within forty-five (45) days after the end of each quarterly accounting period, unaudited and statements of income and cash flows, and a balance sheet, of the Company for the quarterly period then ended. Within ninety (90) days of the end of each fiscal year, The Company shall provide its members with audited statements of income and cash flows, and a balance sheet, of the Company as of the end of the fiscal year; provided that no such audited financial statements shall be prepared and distributed for the fiscal year ending in 2000 unless requested by E2E.. At least thirty (30) days before the beginning of each fiscal year, the Company shall prepare and present an annual budget to each member prepared on a monthly basis for the Company for such fiscal year.

         4.7 Employment Agreements; Confidentiality/Nonsolicitation/ Noncompete Agreements. The Company has, or will promptly, put into place sufficient confidentiality /nonsolicitation/ noncompete agreements for key employees, including Michael Putzel.

         4.8 Employee Option Plan. The Company shall establish an employee option plan to reward current employees and to attract future employees of the Company. The terms of the employee option plan, and any grants made thereunder, shall be subject to the approval of the Board of Managers of the Company following the Closing, but in no event shall the membership units or equity shares available under the employee option plan exceed 10% of all issued and outstanding membership units or equity shares issued and outstanding (on a fully diluted basis) as of the Closing.

         4.9 Inspection of Property. The Company shall permit E2E and Weir, upon reasonable notice and during normal business hours, to
                  (i) visit and inspect any of the properties of the Company,
                  (ii) examine the business and financial records of the Company and make copies thereof and (iii) discuss the affairs, finances and accounts of the Company with the managers, key employees and with the independent accountants of the Company.

         5.       Miscellaneous.

         5.1 Governing Law. This Agreement shall be governed in all respects by the laws of the District of Columbia, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

         5.2 Survival. The representations, warranties and covenants made herein shall survive the Closing.

         5.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, personal representatives and administrators of the parties hereto; provided, however, that the rights of E2E and Weir to purchase Membership Units in the Company shall not be assignable without the consent of the Company except that E2E may assign its rights and obligations under this Agreement to any of its affiliates. This Agreement shall not be construed so as to confer any right or benefit on any party not a party hereto, other than their respective successors, assigns, heirs, personal representatives and administrators.

         5.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement of the parties with regard to the subject matter hereof and thereof and supersedes all prior agreements and understandings relating thereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         5.5 Notices, Etc. All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile or other electronic transmission to the following persons, addresses and numbers:

                  Notices to the Company shall be addressed to:

                       WebMilestones.com, LLC
                       1010 16th Street, NW
                       Sixth Floor
                       Washington, DC 20036
                       Telephone: (202) 835-0203
                       Facsimile: (202) 835-9080
                       Email:
                       Attn: Michael Putzel, CEO

                  With copy to:

                       Michael P. Bentzen, Esq.
                       Hughes & Bentzen, PLLC
                       1010 16th Street, NW
                       Sixth Floor
                       Washington, DC 20036
                       Telephone: (202) 293-8975
                       Facsimile: (202) 293-8973
                       Email:  mbentzen@aol.com

         or at such other address and to the attention of such other person as the Company may designate by written notice to E2E and Weir.

         Notices to the E2E shall be addressed to:

                       E2Enet, Inc.
                       c/o US Technologies Inc.
                       2001 Pennsylvania Avenue, NW
                       Suite 675
                       Washington, DC 20006
                       Telephone: (202) 466-3100
                       Facsimile: (202) 466-4557
                       Email: gearls@aol.com
                       Attn:  Gregory Earls, President

         With copy to:

                       Seth M. Warner, Esq.
                       Fleischman and Walsh, LLP
                       1400 16th Street, NW
                       Suite 600
                       Washington, DC 20037
                       Telephone: (202) 939-7900
                       Facsimile: (202) 265-5706
                       Email: swarner@fw-law.com


         or at such other address and to the attention of such other person as E2E may designate by written notice to the Company and Weir.

         Notices to Weir shall be addressed to:

                       Mr. Charles D. Weir
                       Weir-Alderdice Management
                       1320 Fenwick Street
                       Suite 304
                       Silver Spring, MD 20910
                       Telephone: (301) 588-3403
                       Facsimile: (301) 588-7229
                       Email:

         or at such other address and to the attention of such other person as Weir may designate by written notice to E2E and the Company

         5.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of another party under this Agreement shall impair any such right, power or remedy of such first party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of a single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

         5.7 Expenses. The parties hereto shall each bear its/his expenses and legal fees incurred on its/his own behalf with respect to the transactions contemplated hereby; provided, that the Company shall bear the legal expenses of E2E and Weir for the preparation of this Agreement and related instruments which shall not exceed $25,000.

         5.8 Indemnification. The Company shall indemnify E2E and/or Weir against and agrees to hold it and him harmless from any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered by E2E and Weir, as the case may be, after the Closing and arising out of any misrepresentation, inaccuracy or breach of any representation, warranty, covenant or promise by the Company contained in this Agreement or the Operating Agreement.

         5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one party, which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         5.10 Severability; Enforcement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision; provided that no severability shall be effective if it materially changes the economic benefit of this Agreement to any party. The parties hereby agree that irreparable damage for which money damages would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreement that, in addition to any other remedies a party may have at law or equity, the parties shall be entitled to seek an injunction or injunctions to prevent such breaches of this Agreement or to enforce specifically the terms hereof.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WEBMILESTONES.COM, LLC



By: /s/ Michael Putzel
    -------------------------------
    Michael Putzel, Manager and CEO

E2ENET, INC.



By: /s/ C. Gregory Earls
    ------------------------------
    C. Gregory Earls, President

/s/ Charles D. Weir
----------------------------------
Charles D. Weir, individually


/s/ Michael Putzel
----------------------------------
Michael Putzel, individually